Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Second Quarter 2020 Results

SAN JUAN, Puerto Rico, August 6, 2020 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its second quarter 2020 results.

“We are proud of our team’s tireless efforts to provide our customers, providers and communities with quality health care services and support as we all navigate through the COVID-19 pandemic,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer. “Through the expansion of virtual health care consultations and home delivery of prescription drugs, food delivery to our elderly population and protective equipment to providers, as well as our focused efforts to enable the continuity of care for our most vulnerable members, we are committed to ensuring the safety and well-being of all our stakeholders in this challenging environment.”

“Our second quarter results reflected lower utilization caused by the stay-at-home measures instituted by the government to combat COVID-19,” added Mr. Garcia-Rodriguez. “Utilization has begun normalizing but will depend on the rate of progress containing the coronavirus and re-opening the economy.  While we anticipate demand for deferred procedures to resume during the second half of 2020, we continue to be measured and thoughtful about our business, and our focus squarely remains on ensuring current and prospective members receive quality service and a superior health care experience.”

Second Quarter 2020 Consolidated Results and Other Highlights

•	Net income of $43.6 million, or $1.87 per diluted share, versus net income of $30.9 million, or $1.35 per diluted share, in the prior-year period;
•	Adjusted net income of $40.9 million, or $1.76 per diluted share, versus adjusted net income of $25.6 million, or $1.12 per diluted share, in the prior-year period;
•	Operating revenues of $875.5 million, a 0.4% decrease from the prior-year period, primarily reflecting lower Managed Care net premiums earned;
•
Consolidated loss ratio of 76.1%, a 610 basis-point decline from the second quarter of 2019, reflecting lower Managed Care utilization of services during the quarter as the result of the government-enforced lockdown related to the COVID-19 pandemic;

•	Medical loss ratio (“MLR”) declined 510 basis points to 79.4%;
•	Consolidated operating income was $43.7 million, compared to consolidated operating income of $38.2 million in the prior-year period;

Triple-S Management Corporation

•	During the second quarter of 2020, the Company repurchased 375,373 shares at an aggregate cost of approximately $6.0 million, completing its share repurchase program.

Selected Consolidated Quarterly Details

•	Consolidated net premiums earned were $858.5 million, down 0.1% from the prior-year period, primarily reflecting lower Managed Care premiums.

•
Consolidated claims incurred were $653.1 million, down 7.5% year-over-year. Consolidated loss ratio was 76.1%, 610 basis points lower than the prior-year period, mostly reflecting a decline in Managed Care utilization of services during the quarter as the result of the government-enforced lockdown.

•
Consolidated operating expenses of $178.7 million increased by $44.6 million, or 33.3%, from the prior-year period, primarily reflecting an accrual of a potential litigation loss in the Company’s Managed Care segment and the reinstatement of the HIP fee in 2020.  The consolidated operating expense ratio was 20.7%, a 510 basis point increase from the prior-year quarter.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $789.3 million, down 0.6% year-over-year.

o
Medicare premiums earned of $372.4 million increased 1.7% from the prior-year period, largely due to an increase of approximately 19,000 member months, which primarily reflects a more competitive product offering, and an increase in the average membership risk score.  This increase in premiums earned was partially offset by the recognition of estimated premium rebates due to the lower MLR resulting from the decreased utilization of services following the pandemic-related lock-down.

o
Commercial premiums earned of $195.8 million decreased 2.5% from the prior-year period, mainly reflecting lower average premium rates and the recognition of estimated premium rebates due to the decreased utilization of services following the lock-down.  These decreases were partially offset by an increase in fully-insured enrollment during the quarter of approximately 20,000 member months and the reinstatement of the HIP Fee pass-through in 2020.

o
Medicaid premiums earned of $221.1 million decreased 2.6% from the prior-year period, primarily reflecting lower membership of approximately 15,000 member months. In addition, the 2019 quarter included retroactive premiums related to adjustments to the premium rates for high-cost high-need members as part of an ongoing reconciliation with ASES.

•	Reported MLR of 79.4% improved 510 basis points from the prior-year period, primarily reflecting lower utilization of services during the quarter as the result of the lockdown.

Triple-S Management Corporation

Update on P&C Segment Reserves related to Hurricane María

As of June 30, 2020:

•
Triple-S Propiedad, Inc. (TSP), the Company’s P&C subsidiary, has paid a cumulative amount of $757 million in claims and expenses related to Hurricane María.  Estimated gross losses remain unchanged at $967 million.

•	TSP received 3 new claims and closed 150 claims during the second quarter of 2020. 505 claims remain open.

•	The Company has been served with process with respect to 341 of the 505 claims that remain open.

•
As is the case for all claim liabilities, the gross losses related to Hurricane Maria are based on the Company’s best estimate of the ultimate expected cost of claims with the information currently on hand and are subject to change.

Liquidity

As of June 30, 2020, the Company has cash and cash equivalents of $141.1 million. Triple-S’s investment portfolio stood at $1.7 billion as of June 30, of which 74% was in investment-grade fixed income securities. The Company also believes it would be able to access additional debt, if necessary, to further reinforce its liquidity. In sum, the Company believes it remains well capitalized to support its business operations throughout the pandemic and beyond.

2020 Outlook

The Company is raising its full year 2020 guidance for adjusted net income per diluted share to be between $2.80 and $3.00, compared to its previous outlook for adjusted net income per diluted share between $2.60 and $2.80.  The Company is currently assuming a weighted average diluted share count for full year 2020 of 23.4 million shares and no further share repurchases.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended June 30, 2020. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 at least ten minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through August 20, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 10010350. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With over 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice

Triple-S Management Corporation

•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	June 30, 2020	December 31, 2019
Assets

Investments	$1,755,698	$1,643,637
Cash and cash equivalents	141,071	109,837
Premium and other receivables, net	547,209	567,692
Deferred policy acquisition costs and value of business acquired	238,636	234,885
Property and equipment, net	126,685	88,588
Other assets	212,131	174,187

Total assets	$3,021,430	$2,818,826

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$1,470,558	$1,425,477
Accounts payable and accrued liabilities	501,397	370,483
Short-term borrowings	15,000	54,000
Long-term borrowings	54,940	25,694

Total liabilities	2,041,895	1,875,654

Stockholders’ equity:
Common stock	23,438	23,800
Other stockholders’ equity	956,807	920,065

Total Triple-S Management Corporation stockholders’ equity	980,245	943,865

Non-controlling interest in consolidated subsidiary	(710)	(693)

Total stockholders’ equity	979,535	943,172

Total liabilities and stockholders’ equity	$3,021,430	$2,818,826

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Premiums earned, net	$858,535	$859,493	$1,734,432	$1,627,495
Administrative service fees	2,809	2,456	5,003	5,088
Net investment income	13,815	15,062	28,126	30,438
Other operating revenues	303	1,591	4,342	3,168
Total operating revenues	875,462	878,602	1,771,903	1,666,189

Net realized investment (losses) gains	(221)	2,364	(687)	3,679
Net unrealized investment gains (losses) on equity investments	28,338	3,323	(28,468)	22,992
Other income, net	801	1,705	4,406	2,874
Total revenues	904,380	885,994	1,747,154	1,695,734

Benefits and expenses:
Claims incurred	653,087	706,304	1,367,609	1,329,494
Operating expenses	178,659	134,084	340,860	266,747
Total operating costs	831,746	840,388	1,708,469	1,596,241

Interest expense	1,864	1,831	3,717	3,619

Total benefits and expenses	833,610	842,219	1,712,186	1,599,860

Income before taxes	70,770	43,775	34,968	95,874

Income tax expense	27,181	12,849	17,531	30,165

Net income	43,589	30,926	17,437	65,709

Net loss attributable to the non-controlling interest	(10)	(5)	(17)	(8)

Net income attributable to Triple-S Management Corporation	$43,599	$30,931	$17,454	$65,717

Earnings per share attributable to Triple-S Management Corporation:

Basic net income per share	$1.88	$1.35	$0.75	$2.88
Diluted net income per share	$1.87	$1.35	$0.75	$2.87

Weighted average of common shares	23,193,626	22,830,399	23,287,787	22,794,297
Diluted weighted average of common shares	23,271,303	22,895,000	23,372,985	22,866,691

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Six Months Ended June 30,
	2020	2019

Net cash provided by operating activities	$170,282	$26,305

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	66,316	315,495
Fixed maturities matured/called	18,752	14,420
Securities held to maturity - fixed maturities matured/called	339	1,178
Equity investments sold	72,775	70,054
Other invested assets sold	11,814	2,096
Acquisition of investments:
Securities available for sale - fixed maturities	(91,930)	(291,533)
Securities held to maturity - fixed maturities	(340)	(539)
Equity investments	(160,104)	(67,560)
Other invested assets	(20,799)	(15,424)
Increase in other investments	(2,400)	(2,692)
Net change in policy loans	(97)	(771)
Net capital expenditures	(45,927)	(10,659)
Capital contribution on equity method investees	(4,933)	-

Net cash (used in) provided by investing activities	(156,534)	14,065

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	34,024	13,189
Repayments of short-term borrowings	(39,000)	-
Proceeds from long-term borrowings	30,841	-
Repayments of long-term borrowings	(1,618)	(1,613)
Repurchase and retirement of common stock	(14,982)	(1)
Proceeds from policyholder deposits	16,421	8,204
Surrender of policyholder deposits	(8,200)	(11,421)

Net cash provided by financing activities	17,486	8,358

Net increase in cash and cash equivalents	31,234	48,728

Cash and cash equivalents, beginning of period	109,837	117,544

Cash and cash equivalents, end of period	$141,071	$166,272

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2020	2019	Percentage Change		2020	2019	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$195.8	$200.8	(2.5%)		$396.9	$399.3	(0.6%)
Medicare	372.4	366.0	1.7%		760.2	698.6	8.8%
Medicaid	221.1	227.0	(2.6%)		442.0	401.4	10.1%
Total Managed Care	789.3	793.8	(0.6%)		1,599.1	1,499.3	6.7%
Life Insurance	48.1	45.0	6.9%		94.8	89.2	6.3%
Property and Casualty	22.4	21.8	2.8%		43.0	41.1	4.6%
Other	(1.3)	(1.1)	(18.2%)		(2.5)	(2.1)	(19.0%)
Consolidated premiums earned, net	$858.5	$859.5	(0.1%)		$1,734.4	$1,627.5	6.6%
Operating revenues (losses): [1]
Managed Care	$797.4	$802.9	(0.7%)		$1,615.5	$1,518.0	6.4%
Life Insurance	54.9	51.8	6.0%		108.5	102.6	5.8%
Property and Casualty	24.7	24.1	2.5%		47.4	46.0	3.0%
Other	(1.5)	(0.2)	(650.0%)		0.5	(0.4)	225.0%
Consolidated operating revenues	$875.5	$878.6	(0.4%)		$1,771.9	$1,666.2	6.3%
Operating income (loss): [2]
Managed Care	$29.3	$29.3	0.0%		$43.5	$51.4	(15.4%)
Life Insurance	9.5	5.2	82.7%		14.5	10.9	33.0%
Property and Casualty	6.7	4.8	39.6%		6.5	8.3	(21.7%)
Other	(1.8)	(1.1)	(63.6%)		(1.1)	(0.6)	(83.3%)
Consolidated operating income	$43.7	$38.2	14.4%		$63.4	$70.0	(9.4%)
Operating margin: [3]
Managed Care	3.7%	3.6%	10	bp	2.7%	3.4%	-70	bp
Life Insurance	17.3%	10.0%	730	bp	13.4%	10.6%	280	bp
Property and Casualty	27.1%	19.9%	720	bp	13.7%	18.0%	-430	bp
Consolidated	5.0%	4.3%	70	bp	3.6%	4.2%	-60	bp
Depreciation and amortization expense	$3.8	$3.5	8.6%		$7.7	$7.0	10.0%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2020	2019	2020	2019
Member months enrollment:
Commercial:
Fully-insured	975,212	955,463	1,953,554	1,908,515
Self-insured	327,030	353,961	657,262	716,451
Total Commercial	1,302,242	1,309,424	2,610,816	2,624,966
Medicare Advantage	405,203	385,835	813,110	769,443
Medicaid	1,077,456	1,092,132	2,145,472	2,121,868
Total member months	2,784,901	2,787,391	5,569,398	5,516,277
Claim liabilities (in millions)			$349.1	$423.1
Days claim payable			49	61

Premium PMPM:
Managed Care	$321.13	$326.21	$325.54	$312.37
Commercial	200.78	210.16	203.17	209.22
Medicare Advantage	919.05	948.59	934.93	907.93
Medicaid	205.21	207.85	206.02	189.17

Medical loss ratio:	79.4%	84.5%	81.6%	84.1%
Commercial	67.5%	80.9%	73.0%	81.9%
Medicare Advantage	77.2%	82.4%	80.0%	81.5%
Medicaid	93.7%	91.1%	92.0%	90.7%

Adjusted medical loss ratio: [1]	76.9%	85.7%	80.5%	85.5%
Commercial	67.5%	83.6%	72.8%	83.4%
Medicare Advantage	74.6%	82.9%	78.1%	81.3%
Medicaid	89.3%	92.2%	92.0%	94.2%

Operating expense ratio:
Consolidated	20.7%	15.6%	19.6%	16.3%
Managed Care	17.8%	12.9%	16.6%	13.7%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in their corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment

	As of June 30,
	2020	2019
Members:
Commercial:
Fully-insured	324,489	318,429
Self-insured	108,982	117,978
Total Commercial	433,471	436,407
Medicare Advantage	134,601	128,670
Medicaid	364,157	364,495
Total members	932,229	929,572

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2020	2019	2020	2019
Net income	$43.6	$30.9	$17.4	$65.7
Less adjustments:
Net realized investment (losses) gains, net of tax	(0.2)	1.9	(0.6)	2.9
Unrealized gains (losses) on equity investments	22.7	2.7	(22.8)	18.4
Contingency accrual	(20.0)	-	(20.0)	-
Private equity investment income, net of tax	0.2	0.7	2.3	1.0
Adjusted net income	$40.9	$25.6	$58.5	$43.4
Diluted adjusted net income per share	$1.76	$1.12	$2.50	$1.90

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.